Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for August 2019

FORT WORTH, Texas, August 20, 2019 — BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today confirmed that, as previously reported, it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the month of June 2019 reported by the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”). Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting period are due primarily to planned capital spending associated with the Fruitland Coal well drill and multiple well recompletions. The new Fruitland Coal well and the well recompletions were included in Hilcorp’s revised 2019 capital expenditures plan announced by the Trust on May 9, 2019.

The Trust will utilize its cash reserves to pay the Trust’s administrative expenses of $130,438 for the month. Hilcorp will charge excess production costs for the reporting month of June 2019 of $1,503,410 gross ($1,127,557 net) to next month’s distribution. Through the June 2019 reporting month, accumulated excess production costs for 2019 totaled $2,706,497 gross ($2,029,873 net). No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves that, as of July 31, 2019, have been reduced to $784,629.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,298,795 Mcf (2,554,217 MMBtu) for June 2019, as compared to 2,295,240 Mcf (2,550,266 MMBtu) for May 2019. Dividing revenues by production volume yielded an average gas price for June 2019 of $1.24 per Mcf ($1.11 per MMBtu), as compared to an average gas price for May 2019 of $1.13 per Mcf ($1.01 per MMBtu).

For the reporting month of June 2019, Hilcorp has advised the Trust that revenue included an estimated $169,000 of non-operated revenue and $186,226 plus interest for granted compliance audit exceptions relating to the 2017 audit period. For the month ended June 2019, Hilcorp reported to the Trust capital costs of $2,568,390, lease operating expenses and property taxes of $2,366,584, and severance taxes of $326,142.

Contact:	San Juan Basin Royalty Trust BBVA USA, Trustee 300 West Seventh St., Suite B, Fort Worth, Texas 76102 website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.